Conflict Minerals Report of Shapeways Holdings, Inc.
in Accordance with Rule 13p-1 of the Securities Exchange Act of 1934

This Conflict Minerals Report of Shapeways Holdings, Inc. (“Shapeways,” the “Company,” “we” or “us”) for the calendar year ended December 31, 2021 is being filed in accordance with Rule 13p-1 (“Rule 13p-1”) of the Securities Exchange Act of 1934. Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products that contain gold, columbite-tantalite (tantalum), cassiterite (tin) or wolframite (tungsten) (collectively, "3TG" or "conflict minerals"). Please refer to Rule 13p-1, Form SD and Release No. 34-67716 for definitions of the terms used in this Conflict Minerals Report, unless otherwise defined herein.

Shapeways is a digital manufacturer combining high quality, flexible on-demand manufacturing with purpose-built proprietary software to offer customers an end-to-end digital manufacturing platform on which they can rapidly transform digital designs into physical products. Our manufacturing platform offers customers access to high quality manufacturing from start to finish through automation, innovation and digitization. Our proprietary software, wide selection of materials and technologies, and global supply chain lower manufacturing barriers and accelerate delivery of manufactured parts from prototypes to finished end parts.

As described in further detail below, Shapeways undertook due diligence intended to determine the conflict minerals status of raw materials used in our manufacture of 3D printed products. In conducting our due diligence, we implemented the OECD Due Diligence Guidelines for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (“OECD 2016”), an internationally recognized due diligence framework.

Conflict Minerals Policy

We have adopted a conflict minerals policy which supports our commitment to ensuring that the products we sell do not incorporate conflict minerals. In accordance with such policy, we expect each Shapeways supplier to (a) perform sufficient due diligence into their respective supply chains to determine whether products sold to us contain conflict minerals, and, if so, whether and to what extent those metals are sourced from conflict-free smelters; (b) report to Shapeways the results of such due diligence to enable Shapeways to comply with its legal obligations and policy goals; and (c) commit to being or becoming "conflict-free," so that any such metals are sourced only from conflict-free smelters.

A copy of the above conflict minerals policy is available on our website at https://investors.shapeways.com/corporate-governance/governance-documents.

Presence of Conflict Minerals in Shapeways’ Products

Gold and gold plating are some of the material options available to our customers. Tin is a component of brass which is another material option available to our customers. Tantalum and tungsten are not available material options for our customers. As a company in the additive manufacturing industry, we are several levels removed from the actual mining of minerals. We do not directly purchase raw ore or unrefined conflict minerals and make no direct purchases from the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). As a result, we must rely on our suppliers to provide information regarding the origin of necessary conflict minerals that are included in the products we manufacture for our customers.

Reasonable Country of Origin Inquiry (RCOI) and Due Diligence Process

For 2021, we have conducted a good faith reasonable country of origin inquiry (“RCOI”), which was reasonably designed and carried out to determine whether any conflict minerals in the 3D printed products we manufacture for our customers originated in the Covered Countries. As part of our RCOI, we reviewed our materials portfolio to determine whether conflict minerals are present in the raw materials used in our manufacture of these products. The results of our RCOI efforts were inconclusive and, as a result, we also exercised due diligence on the source and chain of custody of the relevant conflict minerals pursuant to OECD 2016. We worked with our suppliers to identify and trace their supply chains, with those suppliers in turn seeking similar information within their supply chains to identify the original sources of necessary conflict minerals. As part of this due diligence process, we requested that all our suppliers of goods that possibly contain conflict minerals provide information using the template developed by the Responsible Minerals Initiative (“RMI”), known as the Conflict Minerals Reporting Template (“CMRT”), to allow us to evaluate the source of conflict minerals in the products we manufacture for our customers. Upon receiving a completed CMRT from each supplier, we reviewed it for consistency and accuracy. This review included checking all identified smelters and refiners against the RMI’s Responsible Minerals Assurance Process database (the “RMI Database”).

We received and reviewed CMRTs from two of our three suppliers. Out third supplier responded to our request for a CMRT but was unable to provide the information at this time due to a recent corporate reorganization. We will continue to engage with this supplier. The responses we received did not indicate that any materials had been supplied to Shapeways containing 3TG which was known or believed to have directly or indirectly financed or benefited armed conflict in the Covered Countries. In particular, our suppliers that completed CMRTs noted the following:

•One gold manufacturer stated that 100% of its suppliers responded to its supply chain survey and that 100% of its gold is from recycled or scrap sources. The manufacturer’s smelter is United Precious Metal Refining, Inc., which is on the RMI conformant smelter and refiners list (“RMI Compliant List”).
•One gold and tin manufacturer stated that over 75% of its suppliers responded to its supply chain survey. Two of the manufacturer’s smelters, MMTC-PAMP India Pvt., Ltd. and United Precious Metals Refining Inc. appear on the RMI Compliant List. The manufacturer was unable to identify all smelters supplying 3TG to its supply chain, and was unable to verify whether 100% of its gold and tin originated from recycled or scrap sources.

Our efforts to determine the mines or location of origin with the greatest possible specificity included the use of the due diligence measures described above. Because we did not receive sufficient information from all suppliers during our due diligence process, we were unable to determine the country of origin of, or the facilities used to process, all of the necessary conflict minerals which may be present in our products we manufacture for our customers.

Future Steps to Mitigate Risk

We have continued to look for ways to strengthen our conflict minerals compliance program, including the processes outlined above. We encourage our suppliers to source, when feasible, from smelters or refiners that are certified as conflict-free by an independent third party, such as RMI. Shapeways further supports audits of conflict minerals smelters and refiners conducted by third parties, such as RMI.

We expect to continue taking the following actions, among others, in 2022 to mitigate the risk that our necessary conflict minerals benefit armed conflict and to improve our due diligence measures:
•continue to engage with suppliers to obtain current, accurate and complete information about the supply chain;
•encourage suppliers to implement or maintain, as applicable, policies to reasonably assure that the conflict minerals in the products they supply to us do not directly or indirectly finance or benefit armed conflict in the Covered Countries;
•encourage suppliers to exercise due diligence on the source and chain of custody of these minerals and make their due diligence measures available to Shapeways; and
•train new and existing suppliers as necessary regarding our Conflict Minerals Policy and program.

This Conflict Minerals Report and the related Form SD constitute Shapeways’ annual report on its conflict minerals due diligence and is publicly available on our website at www.investors.shapeways.com. Other information contained in, and that can be accessed through the website, is not, and shall not be deemed to be, part of this Conflict Minerals Report.

This report contains forward-looking statements including but not limited to statements relating to actions that we may take in the future with respect to future supplier diligence and engagement efforts and development of related processes. Such statements are based on the current expectations of our management and are neither promises nor guarantees of future performance of the actions. The forward-looking statements represent management’s expectations as of the date of this Report. Subsequent events and developments may cause management’s view to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Conflict Minerals Report.